                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 ______________


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported):  SEPTEMBER 29, 1998



                          U.S.A. FLORAL PRODUCTS, INC.
               (Exact Name of Registrant as Specified in Charter)


        DELAWARE                      000-23121           52-2030697
(State or Other Jurisdiction         (Commission        (IRS Employer
     of  Incorporation)              File Number)     Identification No.)


1025 THOMAS JEFFERSON STREET, N.W., SUITE 300 EAST, WASHINGTON, D.C.  20007
          (Address of Principal Executive Offices)            (Zip Code)


      Registrant's telephone number, including area code:  (202) 333-0800
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     Item 2.   Acquisition or Disposition of Assets.

     (a) Effective September 30, 1998, pursuant to the Stock and Asset Purchase Agreement ("Purchase Agreement") by and between DIMON Incorporated ("DIMON") and Florimex Worldwide GmbH ("Florimex Germany"), and U.S.A. Floral Products, Inc. ("USA Floral"), USA Floral acquired: (i) the stock of 23 subsidiaries of Florimex Germany; (ii) certain assets and liabilities of Florimex Germany; and (iii) the stock of Florimex USA, Inc. ("Florimex USA") and Florimex Canada, Inc. ("Florimex Canada"), each of which were previously wholly-owned subsidiaries of DIMON. Florimex Germany, Florimex USA
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          and Florimex Canada are collectively referred to as "Florimex."
          Florimex is the largest international importer and distributor of fresh-cut flowers in the world with operations in over 15 countries.

          Pursuant to the terms of the Purchase Agreement: (i) USA Floral acquired from DIMON all of the shares of the issued and outstanding capital stock of Florimex USA and Florimex Canada; (ii) U.S.A. Floral Products Germany GmbH & Co. KG, a German limited partnership, acquired from Florimex Germany all of the shares of the issued and outstanding capital stock of three German operating subsidiaries of Florimex Germany; (iii) U.S.A. Floral Products Holding GmbH, the limited partner of the German limited partnership described above and a wholly owned subsidiary of USA Floral, acquired from Florimex Germany all of the shares of the issued and outstanding capital stock of 20 other subsidiaries directly or indirectly owned, of record and beneficially by Florimex Germany; and (iv) U.S.A. Floral Products Holding GmbH acquired from Florimex Germany certain assets and liabilities. In consideration for the exchange of their shares of issued and outstanding capital stock and/or assets and liabilities, DIMON and Florimex Germany received in the aggregate approximately $66.1 million in cash and USA Floral or its subsidiaries extinguished approximately $23.6 million of the net debt of the acquired businesses. The approximately $66.1 million in cash for the acquisitions was obtained from borrowings under USA Floral's credit facility (the "Credit Facility") with a syndicate of lenders for whom Bankers Trust Company is agent.

          The total consideration was determined on the basis of arms' length negotiations between representatives of USA Floral, DIMON and Florimex Germany.


     (b)  Not applicable.
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     Item 5.   Other Events.

     Acquisition of Southern Rainbow Corporation

     Effective September 29, 1998, USA Floral acquired Southern Rainbow Corporation ("Southern Rainbow"). Southern Rainbow imports and sells fresh-cut flowers to customers in the United States and Canada. Southern Rainbow has offices in Miami, Florida.

     Amendment and Restatement of Credit Agreement

     Effective October 2, 1998, USA Floral amended and restated its credit agreement (the "Amended Credit Agreement"), which was originally entered into on October 16, 1997. Pursuant to the terms of the Amended Credit Agreement, the amount of the Credit Facility was increased to $200 million, the sub-limit under the Credit Facility for permitted acquisitions was increased to up to $180 million, and the sub-limit for working capital purposes and letters of credit was increased to up to $20 million. In addition, a revolving loan with a sub-limit of up to $15 million and which is payable to certain foreign subsidiaries of USA Floral in either Deutsche Marks or Guilders, as further set forth in the Amended Credit Agreement, was created as a separate portion of the $200 million Credit Facility. Finally, a $50 million Deutsche Mark denominated Term Loan was created as an additional source of borrowings in excess of the $200 million Credit Facility.

     The Amended Credit Agreement is filed as an exhibit to this Current Report on Form 8-K.

     Item 7.   Financial Statements, Pro Forma Financial Information and
     Exhibits.

     (a) Financial Statements of Businesses Acquired. The financial statements required to be filed for Florimex are not available and will be filed by amendment to this Form 8-K no later than 60 days from the date this report is required to be filed.

     (b) Pro Forma Financial Information. The required pro forma financial information will be filed at the time the required financial statements for Florimex are filed.

     (c) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

                                                                 Exhibit No.
          Description
          --------------------------------------------------     -----------
          Stock and Asset Purchase Agreement by and between          2.1
          DIMON Incorporated and Florimex Worldwide GmbH,
          and U.S.A. Floral Products, Inc.
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          Credit Agreement among U.S.A. Floral Products, Inc.,       4.1
          U.S.A. Floral Products Germany GmbH & Co. KG,
          Florimex Worldwide B.V., Various Lending
          Institutions, Bayerische Hypo-Und Vereinsbank AG, as
          Syndication Agent, BankBoston, N.A., as
          Documentation Agent, and Bankers Trust Company, as
          Arranger and Administrative Agent, dated as of
          October 16, 1997 and Amended and Restated as of
          October 2, 1998.
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                                   SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    U.S.A. Floral Products, Inc.


Date:  October 15, 1998             By:  /s/ RAYMOND C. ANDERSON
                                         ------------------------------------
                                         Raymond C. Anderson
                                         Chief Financial Officer
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                                 EXHIBIT INDEX



Exhibit No.                             Description
-----------         ------------------------------------------------------
   2.1              Stock and Asset Purchase Agreement by and
                    between DIMON Incorporated and Florimex
                    Worldwide GmbH, and U.S.A. Floral Products,
                    Inc. (Schedules and Annexes are omitted and will be furnished upon request).

   4.1 Credit Agreement among U.S.A. Floral Products, Inc., U.S.A. Floral Products Germany GmbH & Co. KG, Florimex Worldwide B.V., Various Lending Institutions, Bayerische Hypo-Und Vereinsbank
                    AG, as Syndication Agent, BankBoston, N.A., as Documentation Agent, and Bankers Trust
                    Company, as Arranger and Administrative Agent, dated as of October 16, 1997 and Amended and Restated as of October 2, 1998. (Schedules and certain Annexes are omitted and will be furnished upon request).